                                   Exhibit 99

                          PHILIP MORRIS COMPANIES INC.
                                and SUBSIDIARIES

                        Consolidated Financial Statements
                     for the period ended December 31, 1997

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Philip Morris Companies Inc.:

      We have audited the accompanying consolidated balance sheets of Philip Morris Companies Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Philip Morris Companies Inc. and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

New York, New York
January 26, 1998

                          PHILIP MORRIS COMPANIES INC.
                                and Subsidiaries
                  CONSOLIDATED BALANCE SHEETS, at December 31,
                 (in millions of dollars, except per share data)

                                   ----------

                                                            1997          1996
                                                          --------      -------
ASSETS
     Consumer products
           Cash and cash equivalents                      $ 2,282       $   240
           Receivables, net                                 4,294         4,466
           Inventories:
                 Leaf tobacco                               4,348         4,143
                 Other raw materials                        1,689         1,854
                 Finished product                           3,002         3,005
                                                          --------      -------

                                                            9,039         9,002

           Other current assets                             1,825         1,482
                                                          --------      -------

                 Total current assets                      17,440        15,190

           Property, plant and equipment, at cost:
                 Land and land improvements                   666           664
                 Buildings and building equipment           5,114         5,168
                 Machinery and equipment                   12,667        12,481
                 Construction in progress                   1,555         1,659
                                                          --------      -------

                                                           20,002        19,972
                 Less accumulated depreciation              8,381         8,221
                                                          --------      -------

                                                           11,621        11,751

           Goodwill and other intangible assets
                 (less accumulated amortization of
                 $4,814 and $4,391)                        17,789        18,998

           Other assets                                     3,211         3,015
                                                          --------      -------

                 Total consumer products assets            50,061        48,954

     Financial services and real estate
           Finance assets, net                              5,712         5,345
           Other assets                                       174           572
                                                          --------      -------

                 Total financial services and
                       real estate assets                   5,886         5,917
                                                          --------      -------

                 TOTAL ASSETS                             $55,947       $54,871
                                                          ========      =======




                                                            1997          1996
                                                          --------      -------
LIABILITIES
      Consumer products
            Short-term borrowings                         $    157      $   260
            Current portion of long-term debt                1,516        1,846
            Accounts payable                                 3,318        3,409
            Accrued liabilities:
                  Marketing                                  2,149        2,106
                  Taxes, except income taxes                 1,234        1,331
                  Employment costs                           1,083          942
                  Other                                      3,780        2,726
            Income taxes                                       862        1,269
            Dividends payable                                  972          978
                                                          --------      -------

                  Total current liabilities                 15,071       14,867

            Long-term debt                                  11,585       11,827
            Deferred income taxes                              889          731
            Accrued postretirement health care costs         2,432        2,372
            Other liabilities                                6,218        5,773
                                                          --------      -------

                  Total consumer products liabilities       36,195       35,570

      Financial services and real estate
            Short-term borrowings                                           173
            Long-term debt                                     845        1,134
            Deferred income taxes                            3,877        3,636
            Other liabilities                                  110          140
                                                          --------      -------

                  Total financial services and
                        real estate liabilities              4,832        5,083
                                                          --------      -------

                  Total liabilities                         41,027       40,653

Contingencies (Note 15)

STOCKHOLDERS' EQUITY
      Common stock, par value $0.33 1/3 per share
            (2,805,961,317 shares issued)                      935          935
      Earnings reinvested in the business                   24,924       22,478
      Currency translation adjustments                      (1,109)         192
                                                          --------      -------

                                                            24,750       23,605
      Less cost of repurchased stock
            (380,474,028 and 374,615,043 shares)             9,830        9,387
                                                          --------      -------

                  Total stockholders' equity                14,920       14,218
                                                          --------      -------

      TOTAL LIABILITIES AND
            STOCKHOLDERS' EQUITY                          $ 55,947      $54,871
                                                          ========      =======

                 See notes to consolidated financial statements.

                       CONSOLIDATED STATEMENTS of EARNINGS
                        for the years ended December 31,
                 (in millions of dollars, except per share data)

                                   ----------

                                                   1997        1996       1995
                                                 -------     -------    ------
Operating revenues                               $72,055     $69,204    $66,071

Cost of sales                                     26,689      26,560     26,685

Excise taxes on products                          15,941      14,651     12,932
                                                 -------     -------    -------

   Gross profit                                   29,425      27,993     26,454

Marketing, administration and research costs      15,720      15,630     15,337

Settlement charges (Note 15)                       1,457

Amortization of goodwill                             585         594        591
                                                 -------     -------    -------

   Operating income                               11,663      11,769     10,526

Interest and other debt expense, net               1,052       1,086      1,179
                                                 -------     -------    -------

   Earnings before income taxes and
      cumulative effect of accounting changes     10,611      10,683      9,347

Provision for income taxes                         4,301       4,380      3,869
                                                 -------     -------    -------

   Earnings before cumulative effect
      of accounting changes                        6,310       6,303      5,478

Cumulative effect of accounting changes                                     (28)
                                                 -------     -------    -------

   Net earnings                                  $ 6,310     $ 6,303    $ 5,450
                                                 =======     =======    =======

Per share data:

   Basic earnings per share before
      cumulative effect of accounting changes    $  2.61     $  2.57    $  2.18

   Cumulative effect of accounting changes                                 (.01)
                                                 -------     -------    -------

   Basic earnings per share                      $  2.61     $  2.57    $  2.17
                                                 =======     =======    =======

   Diluted earnings per share before
      cumulative effect of accounting changes    $  2.58     $  2.54    $  2.16

   Cumulative effect of accounting changes                                 (.01)
                                                 -------     -------    -------

   Diluted earnings per share                    $  2.58     $  2.54    $  2.15
                                                 =======     =======    =======

                 See notes to consolidated financial statements.

                 CONSOLIDATED STATEMENTS of STOCKHOLDERS' EQUITY
                 (in millions of dollars, except per share data)


                                   ----------

                                                            Earnings         Currency         Cost of         Total
                                               Common     Reinvested in     Translation     Repurchased   Stockholders'
                                                Stock     the Business      Adjustments        Stock         Equity
                                               ------     -------------     -----------     -----------   -------------
Balances, January 1, 1995                       $935        $17,489          $   (47)        $(5,591)        $12,786

Net earnings                                                  5,450                                            5,450
Exercise of stock options and issuance
   of other stock awards                                        (77)                             470             393
Cash dividends declared
   ($1.22 per share)                                         (3,065)                                          (3,065)
Redemption of stock rights                                       (9)                                              (9)
Currency translation adjustments                                                 514                             514
Stock repurchased                                                                             (2,075)         (2,075)
Net unrealized depreciation on securities                        (9)                                              (9)
                                                ----        -------           ------         -------         -------
      Balances, December 31, 1995                935         19,779              467          (7,196)         13,985

Net earnings                                                  6,303                                            6,303
Exercise of stock options and issuance
   of other stock awards                                        (28)                             609             581
Cash dividends declared
   ($1.47 per share)                                         (3,606)                                          (3,606)
Currency translation adjustments                                                (275)                           (275)
Stock repurchased                                                                             (2,800)         (2,800)
Net unrealized appreciation on securities                        30                                               30
                                                ----        -------           ------         -------         -------
      Balances, December 31, 1996                935         22,478              192          (9,387)         14,218

Net earnings                                                  6,310                                            6,310
Exercise of stock options and issuance
   of other stock awards                                         14                              300             314
Cash dividends declared
   ($1.60 per share)                                         (3,880)                                          (3,880)
Currency translation adjustments                                              (1,301)                         (1,301)
Stock repurchased                                                                               (743)           (743)
Net unrealized appreciation on securities                         2                                                2
                                                ----        -------          -------         -------         -------
      Balances, December 31, 1997               $935        $24,924          $(1,109)        $(9,830)        $14,920
                                                ====        =======          =======         =======         =======

                 See notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS of CASH FLOWS
                        for the years ended December 31,
                            (in millions of dollars)

                                   ----------

                                                                         1997         1996         1995
                                                                       -------      -------      -------
 CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES

    Net earnings - Consumer products                                   $ 6,152      $ 6,180      $ 5,345
                 - Financial services and real estate                      158          123          105
                                                                       -------      -------      -------
    Net earnings                                                         6,310        6,303        5,450

    Adjustments to reconcile net earnings to operating cash flows:

    Consumer products
       Depreciation and amortization                                     1,700        1,691        1,671
       International food realignment                                      630
       Deferred income tax (benefit) provision                            (188)         163           15
       Gain on sale of Brazilian ice cream businesses                     (774)
       Gains on sales of other businesses                                 (196)        (320)        (275)
       Cumulative effect of accounting changes                                                        46
       Cash effects of changes, net of the effects from acquired and divested companies:
           Receivables, net                                               (168)          35         (466)
           Inventories                                                    (531)        (952)          (5)
           Accounts payable                                                 37           60         (260)
           Income taxes                                                     48          373          266
           Other working capital items                                     726         (448)        (482)
       Other                                                               582          467          354

    Financial services and real estate
       Deferred income tax provision                                       257          224          299
       Gain on sale of business                                           (103)
       Other                                                                10           38           74
                                                                       -------      -------      -------

           Net cash provided by operating activities                     8,340        7,634        6,687
                                                                       -------      -------      -------

 CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES

    Consumer products
       Capital expenditures                                             (1,874)      (1,782)      (1,621)
       Purchase of businesses, net of acquired cash                       (630)        (616)        (217)
       Proceeds from sales of businesses                                 1,784          612        2,202
       Other                                                                42          (47)          17

    Financial services and real estate
       Investments in finance assets                                      (652)        (439)        (613)
       Proceeds from finance assets                                        287          217          123
       Proceeds from sale of business                                      424
                                                                       -------      -------      -------

           Net cash used in investing activities                          (619)      (2,055)        (109)
                                                                       -------      -------      -------

                 See notes to consolidated financial statements.

                                    Continued
                        for the years ended December 31,
                            (in millions of dollars)

                                   ----------

                                                                         1997         1996         1995
                                                                       -------      -------      -------
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES

   Consumer products
      Net repayment of short-term borrowings                           $(1,482)     $(1,119)     $   (21)
      Long-term debt proceeds                                            2,893        2,699          564
      Long-term debt repaid                                             (1,987)      (1,979)      (1,302)

   Financial services and real estate
      Net (repayment) issuance of short-term borrowings                   (173)        (498)          67
      Long-term debt proceeds                                              174          363
      Long-term debt repaid                                               (387)                     (139)

   Repurchase of outstanding stock                                        (805)      (2,770)      (2,111)
   Dividends paid                                                       (3,885)      (3,462)      (2,939)
   Issuance of shares                                                      205          448          291
   Stock rights redemption                                                                            (9)
   Other                                                                   (74)         (88)         (28)
                                                                       -------      -------      -------

         Net cash used in financing activities                          (5,521)      (6,406)      (5,627)
                                                                       -------      -------      -------

Effect of exchange rate changes on cash and cash equivalents              (158)         (71)           3
                                                                       -------      -------      -------

Cash and cash equivalents:

   Increase (decrease)                                                   2,042         (898)         954

   Balance at beginning of year                                            240        1,138          184
                                                                       -------      -------      -------

   Balance at end of year                                              $ 2,282      $   240      $ 1,138
                                                                       =======      =======      =======


Cash paid: Interest - Consumer products                                $ 1,219      $ 1,244      $ 1,293
                                                                       =======      =======      =======

                    - Financial services and real estate               $    79      $    95      $    89
                                                                       =======      =======      =======

           Income taxes                                                $ 3,794      $ 3,424      $ 3,067
                                                                       =======      =======      =======

                 See notes to consolidated financial statements.

                   NOTES to CONSOLIDATED FINANCIAL STATEMENTS

                                  -------------

Note 1. Summary of Significant Accounting Policies:

   Basis of presentation:
      The consolidated financial statements include all significant subsidiaries. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of operating revenues and expenses during the reporting periods. Actual results could differ from those estimates.

      Balance sheet accounts are segregated by two broad types of business.
         Consumer products assets and liabilities are classified as either current or non-current, whereas financial services and real estate assets and liabilities are unclassified, in accordance with respective industry practices.

      Certain prior years' amounts have been reclassified to conform with the current year's presentation.

   Cash and cash equivalents:
      Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less.

   Inventories:
      Inventories are stated at the lower of cost or market. The last-in, first-out ("LIFO") method is used to cost substantially all domestic inventories. The cost of other inventories is determined by the average cost or first-in, first-out methods. It is a generally recognized industry practice to classify the total amount of leaf tobacco inventory as a current asset although part of such inventory, because of the duration of the aging process, ordinarily would not be utilized within one year.

   Impairment of long-lived assets:
      The Company reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company performs undiscounted cash flow analyses to determine if an impairment exists. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed, if any, are based on the estimated proceeds to be received, less costs of disposal.

   Depreciation, amortization and goodwill valuation:
      Depreciation is recorded by the straight-line method. Goodwill and other intangible assets is substantially comprised of brand names, purchased through acquisitions, which are amortized on the straight-line method over 40 years. The Company periodically evaluates the recoverability of its intangible assets and measures any impairment by comparison to estimated undiscounted cash flows from future operations.

   Advertising costs:
      Advertising costs are expensed generally as incurred.

                                    Continued

                                  -------------

   Revenue recognition:
      The Company recognizes operating revenues generally upon shipment of goods to customers.

   Financial instruments:
      Derivative financial instruments are used by the Company to manage its foreign currency and interest rate exposures. Realized and unrealized gains and losses on foreign currency swaps that are effective as hedges of net assets in foreign subsidiaries are offset against currency translation adjustments as a component of stockholders' equity. The interest differential to be paid or received under the currency and related interest rate swap agreements is recognized over the life of the related debt and is included in interest and other debt expense, net. Unrealized gains and losses on forward currency contracts that are effective as hedges of assets, liabilities and commitments are deferred and recognized in income as the related transaction is realized. Commodity futures and forward contracts are used by the Company to procure raw materials, primarily coffee, cocoa, sugar, wheat and corn. Commodity futures and options are also used to hedge the price of certain commodities, primarily coffee and cocoa. Realized gains and losses on commodity futures, forward contracts and options are deferred as a component of raw materials and are recognized when related materials costs are charged to cost of sales.

   Accounting changes:
      Effective December 31, 1997, the Company adopted Statement of Financial
         Accounting Standards ("SFAS") No. 128, "Earnings per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS") and requires the presentation of both basic and diluted EPS. Prior years' EPS have been restated to conform with the standards established by SFAS No. 128. The calculation of basic and diluted EPS is presented in Note 10.

      Effective January 1, 1997, the Company adopted the American Institute of
         Certified Public Accountants' Accounting Standards Executive Committee's Statement of Position ("SOP") No. 96-1, "Environmental Remediation Liabilities." The adoption of SOP No. 96-1 at January 1, 1997 and its application during 1997 had no material effect on the Company's 1997 financial position or results of operations.

      Effective December 31, 1997, the Company adopted Emerging Issues Task
         Force ("EITF") Issue No. 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract or an Internal Project That Combines Business Process Reengineering and Information Technology Transformation." EITF Issue No. 97-13 requires companies to expense rather than capitalize certain costs related to contracts or internal projects that combine business process reengineering and information technology transformation. The adoption of EITF Issue No. 97-13 during the fourth quarter of 1997 had no material effect on the Company's 1997 financial position or results of operations.

      Effective January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This Statement requires that certain assets be reviewed for impairment and, if impaired, remeasured at fair value, whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The adoption of SFAS No. 121 at January 1, 1996 and its application during 1996 had

                                   Continued

                                  -------------

         no material effect on the Company's financial position or results of operations.

      Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which allows companies either to measure compensation cost in connection with the employee stock compensation plans using a fair value based method or to continue to use an intrinsic value based method. The Company continues to use the intrinsic value based method, which generally does not result in compensation cost. The Company's stock compensation plans are discussed in Note 9.

      Effective January 1, 1995, the Company adopted SFAS No. 106, "Employers'
         Accounting for Postretirement Benefits Other Than Pensions," for non-U.S. postretirement benefits other than pensions. The Company also adopted SFAS No. 116, "Accounting for Contributions Received and Contributions Made." The cumulative effect at January 1, 1995 of adopting SFAS No. 106, for the non-U.S. plans, and SFAS No. 116 reduced 1995 net earnings and basic EPS by $28 million and $.01, respectively. The application of SFAS No. 106, for non-U.S. plans, and SFAS No. 116 did not materially reduce 1995 earnings before cumulative effect of accounting changes.

Note 2. Divestitures:

      During 1997, the Company sold several domestic and international food businesses, including its Brazilian ice cream businesses and its North American maple-flavored syrup businesses, for total proceeds of $1.5 billion and net pretax gains of $958 million. In addition, the Company sold its equity interest in a Canadian beer operation and sold a minority interest in a beer import operation for proceeds of $306 million and a pretax gain of $12 million. The Company also sold its real estate operations for total proceeds of $424 million and a pretax gain of $103 million. The operating results of businesses divested in 1997 were not material to the Company's consolidated operating results in any of the periods presented.

      During 1996, the Company sold several domestic and international food businesses, including its North American bagel business, for total proceeds of $612 million and net pretax gains of $320 million. The operating results of businesses divested in 1996 were not material to the Company's consolidated operating results in any of the periods presented.

      During 1995, the Company sold its bakery businesses and its North American margarine, specialty oils, marshmallows, caramels and Kraft Foodservice distribution businesses. In addition, several smaller international food businesses were sold. Operating revenues and operating income of these businesses for the period owned in 1995 were $2.0 billion and $107 million, respectively. Net assets of the businesses sold were $1.8 billion. Total proceeds and net pretax gains from the sales of these businesses were $2.1 billion and $275 million, respectively.

Note 3. Acquisitions:

      During 1997, the Company acquired a controlling interest in a Portuguese tobacco company at a cost of $217 million and increased its ownership interest in a Mexican cigarette business from 28.8% to 50.0% at a cost of $403 million.

                                   Continued

                                  -------------

      During 1996, the Company acquired a controlling interest in a Polish tobacco company, at a cost of $285 million and nearly all of the remaining voting shares of a Brazilian confectionery company, at a cost of $314 million.

      The effects of these and other smaller acquisitions were not material to the Company's financial position or results of operations in any of the periods presented.

Note 4. Food Realignment Charges

      In the fourth quarter of 1997, the Company recorded a charge of $342 million related primarily to the downsizing or closure of manufacturing and other facilities, as well as the discontinuance of certain low-margin product lines of its international food operations. The Company also recorded a charge of $288 million for incremental postemployment benefits, primarily related to severance. These charges, which were recorded to marketing, administration and research costs, reduced 1997 earnings before income taxes by $630 million.

      In 1996 and 1995, the Company recorded to marketing, administration and research costs, charges of $320 million and $275 million, respectively, related primarily to the downsizing and closure of certain food manufacturing facilities, related incremental postemployment costs, primarily severance, and an early retirement program.

Note 5. Inventories:

      The cost of approximately 50% of inventories in 1997 and 1996 was determined using the LIFO method. The stated LIFO values of inventories were approximately $1.0 billion lower than the current cost of inventories at December 31, 1997 and 1996, respectively.

Note 6. Short-Term Borrowings and Borrowing Arrangements:

      At December 31, the Company's short-term borrowings and related average interest rates consisted of the following:

                                     1997                    1996
                           ---------------------    ----------------------
                                            (in millions)

                                         Average                  Average
                             Amount     Year-end      Amount     Year-end
                           Outstanding    Rate      Outstanding    Rate
                           -----------  --------    -----------  ---------
Consumer products:
   Bank loans                $   194       8.8%      $   295        8.1%
   Commercial paper                                    1,373        5.7%
   Amount reclassified
      as long-term debt          (37)                 (1,408)
                             -------                 -------

                             $   157                 $   260
                             =======                 =======

Financial services and
   real estate:
   Commercial paper          $     -                 $   173        6.0%
                             =======                 =======

      The fair values of the Company's short-term borrowings at December 31, 1997 and 1996, based upon market rates, approximate the amounts disclosed above.

      The Company and its subsidiaries maintain credit facilities with a number of lending institutions, amounting to approximately $12.0 billion at

                                   Continued

                                  -------------

         December 31, 1997. Approximately $11.8 billion of these facilities were unused at December 31, 1997. Certain of these facilities are used to support commercial paper borrowings, are available for acquisitions and other corporate purposes and require the maintenance of a fixed charges coverage ratio.

      The Company's credit facilities include revolving bank credit agreements totaling $10.0 billion. An agreement for $2.0 billion expires in October 1998. An agreement for $8.0 billion, expiring in 2002, enables the Company to refinance short-term debt on a long-term basis. Accordingly, short-term borrowings intended to be refinanced were reclassified as long-term debt.

Note 7. Long-Term Debt:

   At December 31, the Company's long-term debt consisted of the following:

                                                      1997           1996
                                                      ----           ----
                                                         (in millions)
   Consumer products:

      Short-term borrowings, reclassified            $    37        $ 1,408

      Notes, 6.15% to 9.25% (average effective
         rate 7.53%), due through 2008                 9,735          9,550

      Debentures, 6.00% to 8.50%
         (average effective rate 9.66%),
         $2.0 billion face amount,
         due through 2027                              1,830          1,046

      Foreign currency obligations:
         Swiss franc, 1.72% to 6.88%
            (average effective rate 5.77%),
            due through 2000                             857            957
         German mark, 5.63% and 6.38%
            (average effective rate 6.0%),
            due through 2002                             341            411
         Other foreign                                    61             49

      Other                                              240            252
                                                     -------        -------

                                                      13,101         13,673

      Less current portion of long-term debt          (1,516)        (1,846)
                                                     -------        -------

                                                     $11,585        $11,827
                                                     =======        =======

   Financial services and real estate:

      Eurodollar note, 6.63%, due 1999               $   200        $   400

      Foreign currency obligations:
         ECU note, 8.50%, due 1998                       165            372
         German mark, 6.50% and 5.38%,
            (average effective rate 5.88%)
            due 2003 and 2004                            311            166

         French franc, 6.88%, due 2006                   169            196
                                                     -------        -------

                                                     $   845        $ 1,134
                                                     =======        =======

                                   Continued

                                  -------------

      Aggregate maturities of long-term debt, excluding short-term borrowings reclassified as long-term debt, are as follows:

                                                     Financial services and
                             Consumer products             real estate
                             -----------------       ----------------------
                                           (in millions)
      1998                        $1,516                      $165
      1999                         1,756                       200
      2000                           797
      2001                         1,722
      2002                         1,337
      2003-2007                    4,467                       480
      2008-2012                      670
      Thereafter                     981

      The revolving credit facility under which the consumer products short-term debt was reclassified as long-term debt expires in 2002 and any amounts then outstanding mature.

      Based on market quotes, where available, or interest rates currently available to the Company for issuance of debt with similar terms and remaining maturities, the aggregate fair value of consumer products and financial services and real estate long-term debt, including current portion of long-term debt, at December 31, 1997 and 1996 was $14.6 billion and $15.3 billion, respectively.

Note 8. Capital Stock:

      In February 1997, the Company's Board of Directors declared a three-for-one split of the Company's common stock, effected by a distribution on April 10, 1997, of two shares for each share held of record at the close of business on March 17, 1997. In addition, the par value of the Company's common stock was changed from $1.00 to $0.33 1/3 per share and authorized shares of common stock were increased from 4 billion to 12 billion shares. All references in the consolidated financial statements to shares and related prices, weighted average number of shares, per share amounts and stock plan data have been adjusted to reflect the split.

      Shares of common stock issued, repurchased and outstanding were as follows:

                                       Shares         Shares      Net Shares
                                       Issued       Repurchased   Outstanding
                                       ------       -----------   -----------
Balances, January 1, 1995          2,805,961,317   (247,384,122) 2,558,577,195

Exercise of stock options and
   issuance of other stock awards                    19,410,786     19,410,786
Repurchased                                         (84,477,963)   (84,477,963)
                                   -------------   ------------  -------------

   Balances, December 31, 1995     2,805,961,317   (312,451,299) 2,493,510,018

Exercise of stock options and
   issuance of other stock awards                    23,672,505     23,672,505
Repurchased                                         (85,836,249)   (85,836,249)
                                   -------------   ------------  -------------

   Balances, December 31, 1996     2,805,961,317   (374,615,043) 2,431,346,274

Exercise of stock options and
   issuance of other stock awards                    12,345,228     12,345,228
Repurchased                                         (18,204,213)   (18,204,213)
                                   -------------   ------------  -------------

   Balances, December 31, 1997     2,805,961,317   (380,474,028) 2,425,487,289
                                   =============   ============  =============

                                   Continued

                                  -------------

      At December 31, 1997, 188,254,449 shares of common stock were reserved for stock options and other stock awards under the Company's stock plans and 10 million shares of Serial Preferred Stock, $1.00 par value, were authorized, none of which have been issued.

Note 9. Stock Plans:

      Under the Philip Morris 1997 Performance Incentive Plan (the "Plan"), the
         Company may grant to eligible employees stock options, stock appreciation rights, restricted stock, and other stock-based awards, as well as cash-based annual and long-term incentive awards. Up to 120 million shares of common stock may be issued under the Plan, of which no more than 36 million shares may be awarded as restricted stock. Shares available to be granted at December 31, 1997 were 104,181,840.

      Stock options are granted at an exercise price of not less than fair value on the date of the grant. Stock options granted under the Plan generally become exercisable on the first anniversary of the grant date and have a maximum term of ten years.

      The Company applies the intrinsic value-based methodology permitted by SFAS No. 123 in accounting for the Plan. Accordingly, no compensation expense has been recognized other than for restricted stock awards. Had compensation cost for stock option awards under the Plan been determined on the fair value at the grant date, the Company's net earnings, basic EPS and diluted EPS would have been $6,218 million, $2.57 and $2.55, respectively, for the year ended December 31, 1997; $6,235 million, $2.54 and $2.51, respectively, for the year ended December 31, 1996; and $5,422 million, $2.15 and $2.14, respectively, for the year ended December 31, 1995. The foregoing impact of compensation cost, calculated in accordance with the fair value method prescribed by SFAS No. 123, was determined under the modified Black-Scholes method using the following assumptions:

                              Weighted
                               Average               Expected
                 Risk-free    Expected    Expected   Dividend    Fair Value
               Interest Rate    Life     Volatility    Yield    at Grant Date
               -------------    ----     ----------    -----    -------------
      1997          6.38%         5        27.86%       3.65%      $10.83
      1996          6.70%         5        23.80%       3.83%      $ 7.73
      1995          5.98%         5        21.18%       4.89%      $ 4.07

                                   Continued

                                  -------------

      Option activity was as follows for the years ended December 31, 1995, 1996 and 1997:

                                                                    Weighted
                                Shares Subject       Options         Average
                                  to Option        Exercisable   Exercise Price
                                --------------     -----------   --------------
Balance at January 1, 1995         83,295,471       81,760,641       $17.58

   Options granted                 23,949,600                         24.93
   Options exercised              (20,250,336)                        15.23
   Options cancelled               (1,770,363)                        22.82
                                  ------------

Balance at December 31, 1995       85,224,372       62,102,802        20.09

   Options granted                 22,627,215                         36.08
   Options exercised              (25,310,940)                        18.94
   Options cancelled               (1,327,266)                        26.21
                                  ------------

Balance at December 31, 1996       81,213,381       58,949,796        24.81

   Options granted                 16,105,390                         43.88
   Options exercised              (12,782,568)                        19.86
   Options cancelled                 (890,644)                        34.75
                                  ------------
                                                                     ------

Balance at December 31, 1997       83,645,559       67,827,399       $29.13
                                  ============

      The weighted average exercise prices of options exercisable at December
         31, 1997, 1996 and 1995 were $25.69, $20.56 and $18.28, respectively.

      The following table summarizes the status of stock options outstanding and exercisable as of December 31, 1997, by range of exercise price:

                         Options Outstanding                Options Exercisable
                 ------------------------------------     ----------------------
                                             Weighted                   Weighted
  Range of                      Remaining     Average                    Average
  Exercise         Number      Contractual   Exercise       Number      Exercise
   Prices        Outstanding      Life         Price      Exercisable     Price
  --------       -----------   -----------   --------     -----------   --------
$ 6.97-$15.66     6,234,769      2 years      $13.31       6,234,769      $13.31
$15.67-$24.99    39,874,474      6 years       22.17      39,874,474       22.17
$25.00-$45.16    37,536,316      8 years       39.15      21,718,156       35.70
                 ----------                               ----------

                 83,645,559                               67,827,399
                 ==========                               ==========

      The Company may grant shares of restricted stock and rights to receive shares of stock to eligible employees, giving them in most instances all of the rights of stockholders, except that they may not sell, assign, pledge or otherwise encumber such shares and rights. Such shares and rights are subject to forfeiture if certain employment conditions are not met. During 1997, 1996 and 1995 the Company granted 692,100, 180,000 and 636,000 shares, respectively, of restricted stock to eligible U.S. based employees and also issued to eligible non-U.S. employees rights to receive 392,400 and 144,000 like shares, respectively, in 1997 and 1995. At December 31, 1997, restrictions on the stock, net of forfeitures, lapse as follows: 1998-150,000 shares; 1999-60,000 shares; 2000-774,600 shares; 2002-1,407,750 shares; and
         2003 and thereafter-159,000 shares.

                                   Continued

                                  -------------

      The fair value of the restricted shares and rights at the date of grant is amortized to expense ratably over the restriction period. The unamortized portion is reported as a reduction of earnings reinvested in the business and was $49 million on December 31, 1997.

Note 10. Earnings per Share:

      Effective December 31, 1997, the Company adopted SFAS No. 128, "Earnings per Share." Prior years' earnings per share have been restated. Basic and diluted earnings per share were calculated using the following:

                                           1997           1996          1995
                                          ------         ------        ------
                                                     (in millions)
Net earnings                              $6,310         $6,303        $5,450
                                          ======         ======        ======

Weighted average shares for
  basic EPS                                2,420          2,456         2,517

Plus incremental shares from conversions:
  Restricted stock and stock rights            1              8             7
  Stock options                               21             18            14
                                          ------         ------        ------

Weighted average shares for
  diluted EPS                              2,442          2,482         2,538
                                          ======         ======        ======

      In 1997, 1996, and 1995, options on 11,988,118, 18,737,224 and 19,971,870 shares of common stock, respectively, were not included in the calculation of weighted average shares for diluted EPS because their effects were antidilutive.

Note 11. Pretax Earnings and Provision for Income Taxes:

      Pretax earnings and provision for income taxes consisted of the following:

                                                  1997        1996          1995
                                                -------     --------      ------
                                                         (in millions)
     Pretax earnings:
         United States                          $ 7,515     $  7,399      $6,622
         Outside United States                    3,096        3,284       2,725
                                                -------     --------      ------

     Total pretax earnings                      $10,611     $ 10,683      $9,347
                                                =======     ========      ======

     Provision for income taxes:
         United States federal:
            Current                             $ 2,027     $  1,836      $1,946
            Deferred                                 12          438          97
                                                -------     --------      ------

                                                  2,039        2,274       2,043

         State and local                            354          430         434
                                                -------     --------      ------

         Total United States                      2,393        2,704       2,477
                                                -------     --------      ------

         Outside United States:
            Current                               1,851        1,727       1,175
            Deferred                                 57          (51)        217
                                                -------     --------      ------

         Total outside United States              1,908        1,676       1,392
                                                -------     --------      ------

         Total provision for income taxes       $ 4,301     $  4,380      $3,869
                                                =======     ========      ======

                                   Continued

                                  -------------

      At December 31, 1997, applicable United States federal income taxes and foreign withholding taxes have not been provided on approximately $3.0 billion of accumulated earnings of foreign subsidiaries that are expected to be permanently reinvested abroad. If these amounts were not considered permanently reinvested, additional deferred income taxes of approximately $167 million would have been provided.

      The Company and its subsidiaries are subject to tax examinations in various U.S. and foreign jurisdictions. The Company believes that adequate tax payments have been made and accruals recorded for all years.

      The effective income tax rate on pretax earnings differed from the U.S.
         federal statutory rate for the following reasons:

                                                      1997     1996     1995
                                                      ----     ----     ----
   Provision computed at U.S. federal
         statutory rate                               35.0%    35.0%    35.0%

      Increase (decrease) resulting from:
         State and local income taxes, net of
           federal tax benefit                         2.2      2.6      3.0
         Rate differences - foreign operations         3.7      3.3      1.9
         Goodwill amortization                         1.7      1.8      2.1
         Other                                        (2.1)    (1.7)    (0.6)
                                                      ----     ----     ----
   Provision for income taxes                         40.5%    41.0%    41.4%
                                                      ====     ====     ====

      The tax effects of temporary differences which gave rise to consumer products deferred income tax assets and liabilities consisted of the following:

                                                               December 31,
                                                            1997         1996
                                                            ----         ----
                                                              (in millions)
    Deferred income tax assets:
      Accrued postretirement and postemployment
         benefits                                          $ 1,084     $ 1,070
      Accrued liabilities                                      577         588
      Restructuring, strategic and other reserves              427         315
      Settlement charges                                       261
      Other                                                    249         399
                                                           -------     -------

      Gross deferred income tax assets                       2,598       2,372
      Valuation allowance                                      (82)        (87)
                                                           -------     -------

      Total deferred income tax assets                       2,516       2,285
                                                           -------     -------

   Deferred income tax liabilities:
      Property, plant and equipment                         (1,695)     (1,699)
      Prepaid pension costs                                   (326)       (286)
                                                           -------     -------

      Total deferred income tax liabilities                 (2,021)     (1,985)
                                                           -------     -------

   Net deferred income tax assets                          $   495     $   300
                                                           =======     =======

      Financial services and real estate deferred income tax liabilities are primarily attributable to temporary differences from investments in finance leases.

                                   Continued

                                  -------------

Note 12. Segment Reporting:

      Tobacco, food, beer, and financial services and real estate are the major segments of the Company's operations. The Company's major products are cigarettes, coffee, cheese, chocolate confections, processed meat products, various packaged grocery products and beer. The Company's consolidated operations outside the United States, which are principally in the tobacco and food businesses, are organized into geographic regions by segment, with Europe the most significant. Intersegment transactions are not reported separately since they are not material.

      For purposes of segment reporting, operating profit is operating income exclusive of general corporate expenses. Substantially all goodwill amortization is attributable to the food segment. Identifiable assets are those assets applicable to the respective industry segments.

      See Notes 2, 3 and 4 regarding divestitures, acquisitions and the realignment of international food operations. Additionally, operating profit for the year ended December 31, 1997 for the tobacco segment included charges of $1,457 million for the settlement of certain domestic tobacco litigation.

                                   Continued

                                  -------------

      Reportable segment data were as follows:

                Data by Segment for the years ended December 31,
                ------------------------------------------------

                                                   1997        1996        1995
                                                 -------     -------     -------
                                                          (in millions)
Operating revenues:
    Tobacco                                      $39,824     $36,549     $32,316
    Food                                          27,690      27,950      29,074
    Beer                                           4,201       4,327       4,304
    Financial services and real estate               340         378         377
                                                 -------     -------     -------

    Total operating revenues                     $72,055     $69,204     $66,071
                                                 =======     =======     =======

Operating profit:
    Tobacco                                      $ 7,830     $ 8,263     $ 7,177
    Food                                           3,647       3,362       3,188
    Beer                                             456         437         444
    Financial services and real estate               296         192         164
                                                 -------     -------     -------

    Total operating profit                        12,229      12,254      10,973

    General corporate expenses                       566         485         447
                                                 -------     -------     -------

    Operating income                             $11,663     $11,769     $10,526
                                                 =======     =======     =======

Identifiable assets:
    Tobacco                                      $14,820     $13,314     $11,196
    Food                                          30,926      32,934      33,447
    Beer                                           1,455       1,707       1,751
    Financial services and real estate             5,886       5,917       5,632
                                                 -------     -------     -------

                                                  53,087      53,872      52,026

    Other assets                                   2,860         999       1,785
                                                 -------     -------     -------

    Total assets                                 $55,947     $54,871     $53,811
                                                 =======     =======     =======

Depreciation expense:
    Tobacco                                      $   407     $   378     $   350
    Food                                             514         538         556
    Beer                                             104         104         101


Capital expenditures:
    Tobacco                                      $   937     $   829     $   525
    Food                                             738         812         948
    Beer                                             115         122         115

                                   Continued

                                  -------------

           Data by Geographic Region for the years ended December 31,
           ----------------------------------------------------------

                                               1997          1996          1995
                                             -------       -------       -------
                                                        (in millions)
Operating revenues:
   United States - domestic                  $33,208       $31,993       $32,479
                 - export                      6,705         6,476         5,920
   Europe                                     24,796        24,232        23,076
   Other                                       7,346         6,503         4,596
                                             -------       -------       -------

   Total operating revenues                  $72,055       $69,204       $66,071
                                             =======       =======       =======

Operating profit:
   United States                             $ 8,149       $ 8,762       $ 8,031
   Europe                                      2,560         2,635         2,366
   Other                                       1,520           857           576
                                             -------       -------       -------

   Total operating profit                     12,229        12,254        10,973

   General corporate expenses                    566           485           447
                                             -------       -------       -------

   Operating income                          $11,663       $11,769       $10,526
                                             =======       =======       =======

Identifiable assets:
   United States                             $33,734       $33,314       $32,521
   Europe                                     15,209        15,836        15,981
   Other                                       4,144         4,722         3,524
                                             -------       -------       -------

                                              53,087        53,872        52,026

   Other assets                                2,860           999         1,785
                                             -------       -------       -------

   Total assets                              $55,947       $54,871       $53,811
                                             =======       =======       =======

Note 13. Pension Plans:

      The Company and its subsidiaries sponsor noncontributory defined benefit pension plans covering substantially all U.S. employees. The plans provide retirement benefits for salaried employees based generally on years of service and compensation during the last years of employment. Retirement benefits for hourly employees generally are a flat dollar amount for each year of service. The Company funds these plans in amounts consistent with the funding requirements of federal laws and regulations.

      Pension coverage for employees of the Company's non-U.S. subsidiaries is provided, to the extent deemed appropriate, through separate plans, many of which are governed by local statutory requirements. The plans provide pension benefits that are based primarily on years of service and employees' salaries near retirement. The Company provides for obligations under such plans by depositing funds with trustees or purchasing insurance policies. The Company records liabilities for unfunded foreign plans.

                                   Continued

                                  -------------

      U.S. Plans

      Net pension (income) cost consisted of the following:

                                                     1997       1996         1995
                                                   -------      -----      -------
                                                             (in millions)
Service cost - benefits earned during the year     $   137      $ 143      $   110
Interest cost on projected benefit obligation          382        373          367
Return on assets - actual                           (1,308)      (980)      (1,344)
                 - deferred gain                       744        447          848
Amortization of net gain upon
  adoption of SFAS No. 87                              (24)       (25)         (26)
Amortization of unrecognized net loss (gain)
   from experience differences                                      9          (13)
Amortization of prior service cost                      14         14           13
Other (income) cost                                    (22)       (35)          75
                                                   -------      -----      -------

Net pension (income) cost                          $   (77)     $ (54)     $    30
                                                   =======      =====      =======

      During 1997, 1996 and 1995, the Company sold businesses and instituted early retirement and workforce reduction programs resulting in settlement gains of $22 million in 1997, settlement gains of $69 million and additional pension cost of $34 million in 1996, and additional pension cost of $103 million and curtailment gains of $28 million in 1995.

      The funded status of U.S. plans at December 31 was as follows:

                                                  1997         1996
                                                -------      -------
                                                    (in millions)
Actuarial present value of accumulated
   benefit obligation - vested                  $ 4,221      $ 3,871
                      - nonvested                   458          359
                                                -------      -------

                                                  4,679        4,230

Benefits attributable to projected salaries         844          650
                                                -------      -------

Projected benefit obligation                      5,523        4,880

Plan assets at fair value                         8,085        7,101
                                                -------      -------

Excess of assets over projected
  benefit obligation                              2,562        2,221
Unamortized net gain upon
  adoption of SFAS No. 87                           (83)        (108)
Unrecognized prior service cost                     121          124
Unrecognized net gain from
  experience differences                         (1,659)      (1,404)
                                                -------      -------

Prepaid pension cost                            $   941      $   833
                                                =======      =======

      The projected benefit obligation at December 31, 1997, 1996 and 1995 was determined using an assumed discount rate of 7.25%, 7.75% and 7.25%, respectively, and assumed compensation increases of 4.5% at December 31, 1997, 1996 and 1995. The assumed long-term rate of return on plan assets was 9% at December 31, 1997, 1996 and 1995. Plan assets consist principally of common stock and fixed income securities.

                                   Continued

                                  -------------

      The Company and certain of its subsidiaries sponsor deferred profit-sharing plans covering certain salaried, nonunion and union employees. Contributions and costs are determined generally as a percentage of pretax earnings, as defined by the plans. Certain other subsidiaries of the Company also maintain defined contribution plans. Amounts charged to expense for defined contribution plans totaled $200 million, $199 million and $191 million in 1997, 1996 and 1995, respectively.

      In addition, certain of the Company's subsidiaries participate in multiemployer defined benefit plans. Contributions to these plans were immaterial in 1997, 1996 and 1995.

Non-U.S. Plans

Net pension cost consisted of the following:

                                                    1997       1996       1995
                                                    ----       ----       ----
                                                            (in millions)
Service cost - benefits earned during the year      $  83      $  80      $  80
Interest cost on projected benefit obligation         163        166        160
Return on assets - actual                            (269)      (201)      (195)
                 - deferred gain                      134         70         74
Amortization of net deferred charges                    5          3          1
                                                    -----      -----      -----

Net pension cost                                    $ 116      $ 118      $ 120
                                                    =====      =====      =====

The funded status of the non-U.S. plans at December 31 was as follows:

                                        Assets Exceed        Accumulated Benefits
                                     Accumulated Benefits        Exceed Assets
                                     --------------------    --------------------
                                       1997         1996        1997       1996
                                     -------      -------      -----      -----
                                                     (in millions)
Actuarial present value of
    accumulated benefit
    obligation - vested              $ 1,387      $ 1,336      $ 731      $ 721
               - nonvested                38           39         83         77
                                     -------      -------      -----      -----

                                       1,425        1,375        814        798
Benefits attributable to
    projected salaries                   341          342        121        127
                                     -------      -------      -----      -----

Projected benefit obligation           1,766        1,717        935        925

Plan assets at fair value              2,074        1,891        115         36
                                     -------      -------      -----      -----

Plan assets in excess of (less
    than) projected benefit
    obligation                           308          174       (820)      (889)
Unamortized net (gain) loss
    upon adoption of SFAS No. 87         (11)         (14)        22         13
Unrecognized net (gain) loss
    from experience differences         (156)         (22)         9         (5)
                                     -------      -------      -----      -----

Prepaid (accrued) pension cost       $   141      $   138      $(789)     $(881)
                                     =======      =======      =====      =====

                                   Continued

                                  -------------

      The assumptions used in 1997, 1996 and 1995 were as follows:

                                       1997           1996            1995
                                       ----           ----            ----
      Discount rates               3.5% to 12.0%   4.0% to 12.0%  4.5% to 10.0%
      Compensation increases       3.0% to 10.0%   3.0% to 10.5%  3.5% to  9.0%
      Long-term rates of
         return on plan assets     4.0% to 13.0%   4.0% to 13.0%  4.5% to 11.0%

      Plan assets consist primarily of common stock and fixed income securities.

Note 14. Postretirement Benefits Other Than Pensions:

      The Company and its subsidiaries have accrued the estimated cost of retiree health care benefits during the active service periods of employees in the United States and Canada. Health care benefits for retirees outside the United States and Canada are generally covered through local government plans. The Company and its U.S. and Canadian subsidiaries provide health care and other benefits to substantially all retired employees, their covered dependents and beneficiaries. Generally, employees who have attained age 55 and who have rendered at least 5 to 10 years of service are eligible for these benefits. Certain health care plans are contributory; others are noncontributory.

      Net postretirement health care costs consisted of the following:

                                                    1997       1996       1995
                                                    ----       ----       ----
                                                           (in millions)
Service cost - benefits earned during the period    $  54      $  59      $  46
Interest cost on accumulated postretirement
   benefit obligation                                 182        180        179
Amortization of unrecognized net (gain) loss
   from experience differences                         (3)         4         (2)
Amortization of unrecognized prior service cost       (12)       (12)       (13)
Other income                                                      (8)       (13)
                                                    -----      -----      -----

Net postretirement health care costs                $ 221      $ 223      $ 197
                                                    =====      =====      =====

      During 1996 and 1995, the Company sold businesses and instituted early retirement and workforce reduction programs resulting in curtailment gains included above in other income.

      The Company's postretirement health care plans currently are not funded.
         The status of the plans at December 31 was as follows:

                                                           1997           1996
                                                         -------        -------
                                                             (in millions)
Actuarial present value of accumulated
  postretirement benefit obligation:
     Retirees                                            $ 1,522        $ 1,289
     Fully eligible active plan participants                 222            278
     Other active plan participants                          883            859
                                                         -------        -------

                                                           2,627          2,426
Unrecognized net loss from experience
   differences                                              (173)           (75)
Unrecognized prior service cost                              109            127
                                                         -------        -------

Accrued postretirement health care costs                 $ 2,563        $ 2,478
                                                         =======        =======

                                   Continued

                                  -------------

      The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation for U.S. plans was 8.5% in 1996, 8.0% in 1997 and 7.5% in 1998, gradually declining to 5.0% by the year 2003 and remaining at that level thereafter. For Canadian plans, the assumed health care cost trend rate was 14.0% in 1996, 13.0% in 1997 and 12.0% in 1998, gradually declining to 4.0% by the year 2005 and remaining at that level thereafter. A one-percentage-point increase in the assumed health care cost trend rates for each year would increase the accumulated postretirement benefit obligation as of December 31, 1997 and net postretirement health care cost for the year then ended by approximately 15.0% and 10.0%, respectively.

      The accumulated postretirement benefit obligations for U.S. plans at December 31, 1997, 1996 and 1995 were determined using assumed discount rates of 7.25%, 7.75% and 7.25%, respectively. The accumulated postretirement benefit obligation at December 31, 1997, 1996 and 1995 for Canadian plans was determined using an assumed discount rate of 6.50%, 7.50% and 8.25%, respectively.

                                   Continued

                                  -------------

Note 15. Contingencies:

      Legal proceedings covering a wide range of matters are pending in various
         U.S. and foreign jurisdictions against the Company, its subsidiaries, including Philip Morris Incorporated ("PM Inc."), the Company's domestic tobacco subsidiary, and their respective indemnitees. Various types of claims are raised in these proceedings, including products liability, consumer protection, antitrust, securities law, tax, patent infringement, employment matters and claims for contribution.

                     OVERVIEW OF TOBACCO-RELATED LITIGATION

Types and Number of Cases

      Pending claims related to tobacco products generally fall within three categories: (i) smoking and health cases alleging personal injury brought on behalf of individual plaintiffs, (ii) smoking and health cases alleging personal injury and purporting to be brought on behalf of a class of individual plaintiffs, and (iii) health care cost recovery cases, including class actions, brought by state and local governments, unions, federal and state taxpayers, native American tribes and others seeking reimbursement for Medicaid and/or other health care expenditures allegedly caused by cigarette smoking. Damages claimed in some of the smoking and health class actions and health care cost recovery cases range into the billions of dollars.

      In recent years there has been a substantial increase in the number of smoking and health cases being filed in the United States, a trend which accelerated in 1997.

      As of December 31, 1997, there were approximately 375 smoking and health cases filed and served on behalf of individual plaintiffs in the United States against PM Inc. and, in some cases, the Company (excluding approximately 50 cases in Texas that were voluntarily dismissed but which may be refiled under certain conditions), compared with approximately 185 such cases as of December 31, 1996. Many of the new cases were filed in Florida and New York. Seventeen of the individual cases involve allegations of various personal injuries allegedly related to exposure to environmental tobacco smoke ("ETS").

      In addition, as of December 31, 1997, there were approximately 50 purported smoking and health class actions pending in the United States against PM Inc. and, in some cases, the Company (including six that involve allegations of various personal injuries related to exposure to
         ETS), compared with approximately 20 such cases on December 31, 1996. Most of these actions purport to constitute statewide class actions and were filed after May 1996 when the Fifth Circuit Court of Appeals, in the Castano case, reversed a federal district court's certification of a purported nationwide class action on behalf of persons who were allegedly "addicted" to tobacco products. As of December 31, 1997, there were three purported smoking and health class actions pending overseas against affiliates and subsidiaries of the Company, in Canada, Brazil and Nigeria.

      The number of health care cost recovery actions also increased during 1997, with approximately 105 such cases pending as of December 31, 1997, compared with approximately 25 such cases on December 31, 1996.

                                   Continued

                                  -------------

Recent Verdicts

      In August 1996, a Florida jury awarded a former smoker and his spouse
         $750,000 in a smoking and health case against another United States cigarette manufacturer (Carter v. American Tobacco Co., et al.), and that manufacturer was subsequently ordered to pay approximately $1.8 million in attorneys' fees and costs. Neither PM Inc. nor the Company was a party to that litigation. The defendant in that action has appealed the verdict. Later that month, a jury returned a verdict for defendants in a smoking and health case in Indiana against United States cigarette manufacturers, including PM Inc. (Rogers v. R.J. Reynolds Tobacco Company, et al.). Plaintiff has filed a motion seeking a new trial based on the alleged discovery of new evidence. In May and October 1997, Florida juries also returned verdicts for defendants in smoking and health cases involving another United States cigarette manufacturer (Connor v. R.J. Reynolds Tobacco Company; Karbiwnyk v. R.J. Reynolds Tobacco Company). In September 1997, a court in Brazil awarded plaintiffs in a smoking and health case the Brazilian currency equivalent of $81,000, attorneys' fees (in an amount to be determined by the court) and a monthly annuity for 35 years equal to two-thirds of the deceased smoker's last monthly salary (Alves v. Souza Cruz). Defendant is appealing the judgment. Neither the Company nor its affiliates were parties to that action.

Recent Settlements

      In June 1997, PM Inc. and other companies in the United States tobacco industry agreed to a proposed Resolution to support federal legislation and ancillary undertakings that would resolve many of the regulatory and litigation issues affecting the industry. (See "Proposed Resolution of Certain Regulatory and Litigation Issues" below). In furtherance of the proposed Resolution, PM Inc. and other companies in the United States tobacco industry settled health care cost recovery actions brought by the States of Mississippi, Florida and Texas and a smoking and health class action brought on behalf of airline flight attendants, all on terms consistent with the proposed Resolution. These settlements are discussed below.

Trial Dates

      Trial in a health care cost recovery case brought by the State of Minnesota began in January 1998. A number of other health care cost recovery and smoking and health cases pending against PM Inc. and, in some cases, the Company, are scheduled for trial during 1998. The following health care cost recovery actions are currently scheduled for trial later in 1998: Washington (September), Arizona (October) and Oklahoma (November). Approximately 25 individual cases are currently scheduled for trial in 1998 against PM Inc. and, in some cases, the Company, of which approximately 20 are set for trial in Florida commencing in June 1998. Trials in New York and Florida class actions, previously scheduled to begin in February, have been delayed (Frosina, et al. v. Philip Morris, Inc., et al.; and Engle, et al. v. R.J. Reynolds Tobacco Company, et al.).

      A description of the smoking and health litigation, health care cost recovery litigation and certain other proceedings pending against the Company and/or its subsidiaries and affiliates follows.

                                   Continued

                                  -------------

                          SMOKING AND HEALTH LITIGATION

      Plaintiffs' allegations of liability in smoking and health cases are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, breach of express and implied warranties, breach of special duty, conspiracy, concert of action, violations of deceptive trade practice laws and consumer protection statutes, and claims under the federal Racketeer Influenced and Corrupt Organization Act ("RICO") and state RICO statutes. Plaintiffs in these actions seek various forms of relief, including compensatory and punitive damages, treble/multiple damages and other statutory damages and penalties, creation of medical monitoring funds, disgorgement of profits, and injunctive and equitable relief. Defenses raised in these cases include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, statutes of limitations, and preemption by the Federal Cigarette Labeling and Advertising Act (the "Labeling Act"). In June 1992, the United States Supreme Court held that the Labeling Act, as enacted in 1965, does not preempt common law damage claims, but that the Labeling Act, as amended in 1969, preempts claims arising after July 1969 against cigarette manufacturers "based on failure to warn and the neutralization of federally mandated warnings to the extent that those claims rely on omissions or inclusions in advertising or promotions." The Court also held that the 1969 Labeling Act does not preempt claims based on express warranty, fraudulent misrepresentation or conspiracy. The Court further held that claims for fraudulent concealment were preempted except "insofar as those claims relied on a duty to disclose...facts through channels of communication other than advertising or promotion." (The Court did not consider whether such common law damage claims were valid under state law.) The Court's decision was announced by a plurality opinion. The effect of the decision on pending and future cases will be the subject of further proceedings in the lower federal and state courts. Additional similar litigation could be encouraged if legislation to eliminate the federal preemption defense, proposed in Congress in recent years, were enacted. It is not possible to predict whether any such legislation will be enacted.

      In May 1996, the Fifth Circuit Court of Appeals held that a purported class consisting of all "addicted" smokers nationwide did not meet the standards and requirements of the federal rules governing class actions (Castano, et al. v. The American Tobacco Company, et al.). Since this class decertification, lawyers for plaintiffs have filed numerous smoking and health class action suits in various state and federal courts. In general, these cases purport to be brought on behalf of residents of a particular state or states and raise "addiction" claims similar to those raised in the Castano case and, in some cases, claims of physical injury as well. As of December 31, 1997, smoking and health class actions were pending in Alabama, Arkansas, California, the District of Columbia, Florida, Georgia, Hawaii, Illinois, Indiana, Iowa, Kansas, Louisiana, Maryland, Michigan, Minnesota, Mississippi, Nevada, New Jersey, New Mexico, New York, Ohio, Oklahoma, Pennsylvania, Puerto Rico, South Carolina, South Dakota, Tennessee, Texas, West Virginia and Wisconsin, as well as in Canada, Brazil and Nigeria. Classes have been certified in four of these smoking and health class actions, in Florida, Louisiana and New York (2). Class certification has been denied or reversed in three cases involving PM Inc., in Louisiana, the District of Columbia and Pennsylvania. One smoking and health class action was settled in 1997 as discussed below.

                                   Continued

                                -------------

    The Broin Settlement

       The Broin, et al. v. Philip Morris Incorporated, et al. class action was settled in October 1997 by PM Inc. and other companies in the domestic tobacco industry, subject to final approval by the Florida state court. A number of third parties have filed objections to the settlement.

       The Broin class consisted of "all non-smoking flight attendants who are or have been employed by airlines based in the United States and are suffering from various diseases and disorders caused by their exposure to second-hand smoke in airline cabins." Under the settlement, the settling defendants will pay $300 million to establish a foundation to sponsor scientific research with respect to diseases associated with cigarette smoking. These funds will be paid in three equal annual installments, with interest, commencing in April 1998. Settling defendants also agreed to pay attorneys' fees of up to $46 million and costs of $3 million, subject to court approval. PM Inc.'s share of all the foregoing payments (exclusive of interest) is approximately $175 million and was charged to expense in the third quarter of 1997. Under the settlement, all defendants (and certain other entities and persons) are released from liability for the claims asserted in the present action. Each individual member of the class, however, may later bring an individual action for diseases and conditions existing on or before January 15, 1997 ("retained claims"), based upon certain legal theories against the settling defendants, but may only seek compensatory, and not punitive, damages.

       The defendants expressly did not admit liability for injury of any member of the settlement class or that ETS can cause any disease. In any individual lawsuits brought by members of the settlement class for retained claims, the settling defendants would assume the burden of proof as to whether ETS can cause certain conditions, but the plaintiff would retain the burden of proving that his or her condition was caused by exposure to ETS. The settling defendants have also agreed not to raise a statute of limitations defense with respect to any retained claims brought by a member of the settlement class within one year after final court approval of the settlement. The settlement does not apply to, nor does it have any effect on, "future" claims brought by members of the settlement class for any new and unrelated diseases or conditions arising after January 15, 1997.

                      HEALTH CARE COST RECOVERY LITIGATION

       In certain of the pending proceedings, foreign, state and local government entities, unions, federal and state taxpayers, native American tribes and others seek reimbursement for Medicaid and/or other health care expenditures allegedly caused by tobacco products and, in some cases, for future expenditures and damages as well. Certain of these cases purport to be brought on behalf of a class of plaintiffs, and in some cases, the class has been certified by the court. In two health care cost recovery cases, private citizens seek recovery of alleged tobacco-related health care expenditures incurred by the federal Medicare and/or Medicaid programs and, in another case, seek recovery of such expenditures by the Department of Defense and the Department of Veterans Administration. In one purported class action, Blue Cross/Blue Shield subscribers in the United States are seeking reimbursement of allegedly increased medical insurance premiums caused by tobacco products. In the native American cases, claims are also asserted for alleged lost

                                   Continued

                                -------------

          productivity of tribal government employees. Other relief sought by some but not all plaintiffs includes punitive damages, treble/multiple damages and other statutory damages and penalties, injunctions prohibiting alleged marketing and sales to minors, disclosure of research, disgorgement of profits, funding of anti-smoking programs, disclosure of nicotine yields and payment of attorney and expert witness fees.

       The claims asserted in these health care cost recovery actions vary. In most cases, plaintiffs assert the equitable claim that the tobacco industry was "unjustly enriched" by plaintiffs' payment of health care costs allegedly attributable to smoking, and seek reimbursement of those costs. Other claims made by some but not all plaintiffs include the equitable claim of indemnity, common law claims of negligence, strict liability, breach of express and implied warranty, violation of a voluntary undertaking or special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, claims under federal and state statutes governing consumer fraud, antitrust, deceptive trade practices and false advertising, and claims under federal and state RICO statutes.

       Defenses raised include failure to state a valid claim, lack of benefit, adequate remedy at law, "unclean hands" (namely, that plaintiffs cannot recover because they participated in, and benefited from, the sale of cigarettes), lack of antitrust injury, federal preemption, lack of proximate cause and statute of limitations. In addition, defendants argue that they should be entitled to "set-off" any alleged damages to the extent the plaintiff benefits economically from the sale of cigarettes through the receipt of excise taxes or otherwise. Defendants also argue that these cases are improper because plaintiffs must proceed under principles of subrogation and assignment. Under traditional theories of recovery, a payor of medical costs (such as an insurer or a state) can seek recovery of health care costs from a third party solely by "standing in the shoes" of the injured party. Defendants argue that plaintiffs should be required to bring an action on behalf of each individual health care recipient and should be subject to all defenses available against the injured party. In certain of these cases, defendants have also challenged the ability of the plaintiffs to use contingency fee counsel to prosecute these actions. Further, certain cigarette companies, including PM Inc., have filed declaratory judgment actions in a number of states seeking to block the state's health care cost recovery action and/or to prevent the state from hiring contingency fee counsel.

       As of December 31, 1997, there were approximately 105 health care cost recovery cases pending against PM Inc. and, in some cases, the Company, including cases filed by states, through their attorneys general and/or other state agencies, in Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Missouri, Montana, Nevada, New Hampshire, New Jersey, New Mexico, New York, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, Utah, Vermont, Washington, West Virginia and Wisconsin. In addition, approximately 45 of the pending health care cost recovery

                                   Continued

                                -------------

          actions were filed by unions, eight by city and county governments, six by federal and state taxpayers and four by native American tribes. Health care cost recovery actions have also been brought by the Republic of the Marshall Islands and the Commonwealth of Puerto Rico. Three health care cost recovery cases were settled recently as discussed below.

    The Mississippi, Florida and Texas Settlements

       In June 1997, PM Inc. and other companies in the United States tobacco industry agreed to a proposed Resolution to support federal legislation and ancillary undertakings that would resolve much of the litigation facing the United States tobacco industry. (See "Proposed Resolution of Certain Regulatory and Litigation Issues" below.) In furtherance of the proposed Resolution, PM Inc. and other companies in the United States tobacco industry settled health care cost recovery actions brought by the States of Mississippi, Florida and Texas on terms consistent with the proposed Resolution. The Mississippi action was settled in July 1997, Florida was settled in September 1997 and Texas was settled in January 1998.

       Under the Mississippi settlement agreement, the settling defendants paid
          $170 million, representing Mississippi's estimated share of the $10 billion initial payment under the proposed Resolution, and paid an additional $15 million to reimburse Mississippi and its private counsel for out-of-pocket costs. The settling defendants also paid approximately $62 million to support a pilot program aimed at reducing the use of tobacco products by persons under the age of eighteen. PM Inc.'s share of all the foregoing payments, approximately $153 million, was charged to expense in the third quarter of 1997.

       Beginning December 31, 1998, the settling defendants will pay Mississippi amounts based on its anticipated share of the annual industry payments under the proposed Resolution. These payments, which (except for the payment with respect to 1998) will be adjusted as provided in the proposed Resolution, are estimated to be $68 million with respect to 1998 and will increase annually thereafter to an estimated $136 million by 2003, continuing at that level thereafter, and will be allocated among the settling defendants in accordance with their relative unit volume of domestic tobacco product sales.

       Under the Florida settlement agreement, the settling defendants paid $550 million, representing Florida's estimated share of the $10 billion initial payment under the proposed Resolution, and also reimbursed Florida's expenses and those of its private counsel. The settling defendants also paid $200 million to support a pilot program by Florida aimed at reducing the use of tobacco products by persons under the age of eighteen. PM Inc.'s share of all the foregoing payments, approximately $484 million, was charged to expense in the third quarter of 1997.

       On September 15, 1998, and annually thereafter on December 31, the settling defendants will make ongoing payments to Florida in the following estimated amounts - 1998: $220 million; 1999: $247.5 million; 2000: $275 million; 2001: $357.5 million; 2002: $357.5 million; and each year thereafter: $440 million. These amounts are projected to approximate that portion of the annual industry payments under the proposed Resolution which is contemplated to be paid to Florida. These payments

                                   Continued

                                -------------

          (except for the payment with respect to 1998) will be adjusted as provided in the proposed Resolution and will be allocated among the settling defendants in accordance with their relative unit volume of domestic tobacco product sales.

       Under the Texas settlement agreement, the settling defendants agreed to pay Texas an up-front payment of $725 million in 1998, representing Texas's estimated share of the $10 billion initial payment under the proposed Resolution, and agreed to reimburse Texas and its private counsel for expenses in the estimated amount of $45 million. The settling defendants also agreed to pay Texas $264 million to support a pilot program aimed at reducing the use of tobacco by persons under the age of eighteen. PM Inc.'s share of all of the foregoing payments, approximately $645 million, was charged to expense in the fourth quarter of 1997.

       Beginning in November and December 1998, and on December 31 of each subsequent year, the settling defendants will pay Texas 7.25% of the annual industry payments contemplated to be paid to the states under the proposed Resolution. These payments, which (except for the payments with respect to 1998) will be adjusted as provided in the proposed Resolution, will be in the following estimated amounts - 1998: $290 million; 1999: $326 million; 2000: $363 million; 2001: $471 million; 2002: $471 million; and 2003 and each year thereafter: $580 million. These payments will be allocated among the settling defendants in accordance with their relative unit volume of domestic tobacco product sales.

       The settling defendants have also agreed to pay reasonable attorneys' fees of private contingency fee counsel of Mississippi, Florida and Texas as set by a panel of independent arbitrators. Each of these payments would be allocated among the settling defendants in accordance with their relative unit volume of domestic tobacco product sales and will be subject to an aggregate national annual cap of $500 million. Certain of Florida's private contingency fee counsel have challenged the attorneys' fees provision set forth in the Florida settlement agreement, arguing that the settlement agreement has no effect on their rights under their contingency fee agreement with Florida. In November 1997, the court ordered all parties to comply with the provisions for obtaining attorneys' fees, as set forth in the settlement agreement. Certain contingency fee counsel are appealing this ruling. One of these contingency fee counsel has filed suit against PM Inc. and others alleging, among other things, tortious interference with such counsel's contingency fee agreement with the State.

       If legislation implementing the proposed Resolution or its substantial equivalent is enacted, the settlements will remain in place, but the terms of the federal legislation will supersede the settlement agreements (except for the terms of the pilot programs and payments thereunder, the initial payments and the annual payments with respect to 1998), and the other payments described above will be adjusted so that Mississippi, Florida and Texas will receive the same payments as they would receive under such legislation.

                                   Continued

                                -------------

       If the settling defendants enter into any future pre-verdict settlement agreement with a non-federal governmental plaintiff on more favorable terms (after due consideration of relevant differences in population or other appropriate factors), Mississippi, Florida and Texas will obtain treatment at least as relatively favorable as such governmental plaintiff.

       If federal legislation implementing the proposed Resolution or its substantial equivalent is enacted, the parties contemplate that Mississippi, Florida and Texas and any other state that has made an exceptional contribution to secure resolution of these matters may apply to a panel of independent arbitrators for reasonable compensation for its efforts in securing the proposed Resolution. The settling defendants have agreed not to oppose applications for $75 million by Mississippi, $250 million by Florida and $329.5 million by Texas, subject to a nationwide annual cap for all such payments of $100 million.

       Finally, the settlement agreements provide that they are not an admission or concession or evidence of any liability or wrongdoing on the part of any party, and were entered into by the settling defendants solely to avoid the further expense, inconvenience, burden and uncertainty of litigation.

                   CERTAIN OTHER TOBACCO-RELATED LITIGATION

       In June 1995, an action was filed in federal court in Maryland against PM
          Inc. seeking certification of a purported class consisting of "all persons and estates injured as a result of the defendant's alleged failure to manufacture a fire safe cigarette since 1987" (Sacks, et al. v. Philip Morris Inc.). Plaintiffs alleged in their complaint that PM Inc. intentionally withheld and suppressed material information relating to technology to produce a cigarette less likely to cause fires, and failed to design and sell its cigarettes using the alleged technology. Compensatory and punitive damages were sought. In September 1996, an order was entered granting defendant's motion to dismiss. Plaintiffs have appealed the order.

       In September 1997, a purported class action was commenced by private plaintiffs in Alabama state court alleging that the U.S. tobacco companies and others conspired to fix cigarette prices in Alabama, that agreements leading to price increases were reached during the negotiations leading to the proposed Resolution discussed below, and that prices were increased pursuant to the alleged conspiracy in 1997 (Mosley, et al. v. Philip Morris Companies Inc., et al.). The purported class consists of Alabama residents who purchased cigarettes in 1997. Plaintiffs seek actual damages of no more than $500 per class member and statutory damages of $500 for each instance of injury or damages, and costs and interest. In September 1997, the state court conditionally certified the class. Defendants subsequently removed the case to federal court, and the federal court then vacated the state court's conditional class certification.

       Since September 1997, six suits have been filed by former asbestos manufacturers and asbestos manufacturers' personal injury settlement trusts against domestic tobacco manufacturers, including PM Inc., and others (Raymark Industries, Inc. v. Brown & Williamson Tobacco Corporation, et al.; Raymark Industries, Inc. v. R.J. Reynolds Tobacco

                                   Continued

                                -------------

          Company, et al.; Fibreboard Corporation and Owens Corning v. The American Tobacco Company, et al.; Robert A. Falise, et al., Trustees of the Manville Personal Injury Settlement Trust v. The American Tobacco Company, et al.; Keene Creditors Trust v. Brown & Williamson Tobacco Corporation, et al.; and H.K. Porter Company, Inc. v. B.A.T. Industries, PLC, et al.). These cases seek, among other things, contribution or reimbursement for amounts expended for the defense and payment of asbestos claims that were allegedly caused in whole or in part by cigarette smoking. Plaintiffs in most of these cases also seek punitive damages.

                              CERTAIN OTHER ACTIONS

       In April 1994, the Company, PM Inc. and certain officers and directors were named as defendants in a complaint filed as a purported class action in federal court in New York (Lawrence, et al. v. Philip Morris Companies Inc., et al.). Plaintiffs allege that defendants violated the federal securities laws by maintaining artificially high levels of profitability through an inventory management practice pursuant to which defendants allegedly shipped more inventory to customers than was necessary to satisfy market demand. In August 1995, the court granted plaintiffs' motion for class certification, certifying a class of all persons who purchased common stock of the Company between July 10, 1991 and April 1, 1993, and who held such stock at the close of business on April 1, 1993.

       In April 1994, the Company, PM Inc. and certain officers and directors were named as defendants in several purported class actions that were later consolidated in the United States District Court in the Southern District of New York (Kurzweil, et al. v. Philip Morris Companies Inc., et al. and State Board of Administration of Florida, et al. v. Philip Morris Companies Inc., et al.). In those cases, plaintiffs asserted that defendants violated federal securities laws by making allegedly false and misleading statements regarding the allegedly "addictive" qualities of cigarettes. In September 1995, the court granted defendants' motion to dismiss the two complaints in their entirety. The court then granted plaintiffs in the State Board action leave to replead one of their claims. The court dismissed the State Board claims in April 1996 and the Kurzweil claims in August 1996. In April 1997, the court granted a motion filed by the Kurzweil plaintiffs to vacate the judgment and for leave to amend their complaint.

       Since April 1996, five purported class action suits have been filed in Wisconsin alleging that Kraft Foods, Inc. ("Kraft") and others engaged in a conspiracy to fix and depress the prices of bulk cheese and milk through their trading activity on the National Cheese Exchange (Stuart, et al. v. Kraft Foods, Inc., et al.; Sheeks, et al. v. Kraft Foods, Inc., et al.; Servais, et al. v. Kraft Foods, Inc. and the National Cheese Exchange, Inc.; Dodson, et al. v. Kraft Foods, Inc., et al.; and Noll, et al. v. Kraft Foods, Inc., et al.). Plaintiffs seek injunctive and equitable relief and treble damages. The court has granted the Sheeks and Stuart plaintiffs' motions for voluntary dismissal without prejudice. Plaintiffs in the three remaining cases have filed a consolidated class action complaint in Wisconsin seeking certification

                                   Continued

                                -------------

       of a class consisting of all milk producers in the U.S. In October 1997, a purported class action suit was filed in Illinois against Kraft only (Vincent, et al. v. Kraft Foods, Inc.). This suit contains allegations similar to those in the consolidated Wisconsin class action, but only seeks a class comprising Kraft's milk suppliers.

       Tax assessments alleging the nonpayment of taxes in Italy (value-added taxes for the years 1988 to 1995 and income taxes for the years 1987 to 1995) have been served upon certain affiliates of the Company. The aggregate amount of unpaid taxes assessed to date is alleged to be the Italian lira equivalent of $2.5 billion. In addition, the Italian lira equivalent of $6.0 billion in interest and penalties has been assessed. The Company anticipates that value-added and income tax assessments may also be received in respect of 1996. In September 1997, in the first of several appeals filed by an affiliate of the Company, the Italian administrative tax court in Milan overturned one of the assessments for value-added taxes. A hearing on a second appeal was held in October 1997, and hearings on additional appeals were held in December 1997 and January 1998. Additional hearings are anticipated over the course of 1998. In a separate proceeding in Naples, a court has dismissed charges of criminal association against certain present and former officers and directors of affiliates of the Company, but permitted charges of tax evasion to proceed to trial. The Company, its affiliates and the officers and directors who are subject to the proceedings believe they have complied with applicable Italian tax laws and are vigorously contesting the pending tax assessments and the pending proceedings in Naples.

       It is not possible to predict the outcome of the litigation pending against the Company and its subsidiaries. Litigation is subject to many uncertainties, and it is possible that some of these actions could be decided unfavorably. An unfavorable outcome of a pending smoking and health case could encourage the commencement of additional similar litigation. There have also been a number of adverse legislative, regulatory, political and other developments concerning cigarette smoking and the tobacco industry that have received widespread media attention, including a decision by a federal district court on a motion for summary judgment not to preclude the United States Food and Drug Administration (the "FDA") from asserting jurisdiction over cigarettes as "drugs" or "medical devices," which decision is now under appeal. These developments, as well as the widespread media attention given to the proposed Resolution discussed below and the settlements of the Mississippi, Florida and Texas health care cost recovery actions and the Broin class action, may negatively affect the perception of potential triers of fact with respect to the tobacco industry, possibly to the detriment of certain pending litigation, and may prompt the commencement of additional similar litigation.

       Management is unable to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of pending litigation. It is possible that the Company's results of operations or cash flows in a particular quarterly or annual period or its financial position could be materially affected by an unfavorable outcome of certain pending litigation or by the proposed Resolution discussed below or by settlement, if any, of certain pending cases. However, implementation of the proposed Resolution should resolve the most significant tobacco litigation against the Company and its subsidiaries. Furthermore, the Company and each of its subsidiaries named as a defendant believe, and each has been so advised by counsel handling the

                                   Continued

                                -------------

          respective cases, that it has a number of valid defenses to all litigation pending against it. Except as described below under the heading "Proposed Resolution of Certain Regulatory and Litigation Issues--Effects on Litigation," all such cases are, and will continue to be, vigorously defended.

         PROPOSED RESOLUTION OF CERTAIN REGULATORY AND LITIGATION ISSUES

       On June 20, 1997, PM Inc. and other companies in the United States tobacco industry entered into a Memorandum of Understanding (the "Resolution") to support the adoption of federal legislation and ancillary undertakings that would resolve many of the regulatory and litigation issues affecting the United States tobacco industry and, thereby, reduce uncertainties facing the industry and increase stability in business and capital markets.

       There can be no assurance that federal legislation in the form of the proposed Resolution will be enacted or that it will be enacted without modification that is materially adverse to the Company or that any modification would be acceptable to the Company or that, if enacted, the legislation would not face legal challenges. Moreover, the negotiation and signing of the proposed Resolution could affect other federal, state and local regulation of the United States tobacco industry and regulation of the international tobacco industry.

       The proposed Resolution includes provisions relating to advertising and marketing restrictions, product warnings and labeling, access restrictions, licensing of tobacco retailers, the adoption and enforcement of "no sales to minors" laws by states, surcharges against the industry for failure to achieve underage smoking reduction goals, regulation of tobacco products by the FDA, public disclosure of industry documents and research, smoking cessation programs, compliance programs by the industry, public smoking and smoking in the workplace, enforcement of the proposed Resolution, industry payments and litigation.

    Surcharge for Failure to Achieve Underage Smoking Reduction Goals

       The proposed Resolution would require the FDA to impose annual surcharges on the industry if targeted reductions in underage smoking are not achieved in accordance with a legislative timetable. The surcharge would be based upon an approximation of the present value of the profit the companies would earn over the lives of all underage consumers in excess of the target and would be allocated among participating manufacturers based on their market share of the United States cigarette industry.

    Industry Payments

       The proposed Resolution would require participating manufacturers to make substantial payments in the year of implementation and thereafter ("Industry Payments"). Participating manufacturers would be required to make an aggregate $10 billion initial Industry Payment on the date that federal legislation implementing the terms of the proposed Resolution is signed. This Industry Payment would be based on relative market capitalizations, and the Company currently estimates that PM Inc.'s share of the initial Industry Payment would be approximately $6.6 billion (to be adjusted downward for initial payments made to Mississippi, Florida and Texas pursuant to settlements of health care cost recovery actions described above). Thereafter, the companies would

                                   Continued

                                -------------

          be required to make specified annual Industry Payments determined and allocated among the companies based on volume of domestic sales as long as the companies continue to sell tobacco products in the United States. These Industry Payments, which would begin on December 31 of the first full year after implementing federal legislation is signed, would be in the following amounts (at 1996 volume levels) - year 1: $8.5 billion; year 2: $9.5 billion; year 3:
          $11.5 billion; year 4: $14 billion; and each year thereafter: $15 billion. These Industry Payments would be increased by the greater of 3% or the previous year's inflation rate, and would be adjusted to reflect changes from 1996 domestic sales volume levels.

       The Industry Payments would be separate from any surcharges discussed above. The Industry Payments would receive priority and would not be dischargeable in any bankruptcy or reorganization proceeding and would be the obligation only of entities selling tobacco products in the United States (and not their affiliated companies). The proposed Resolution provides that all payments by the industry would be ordinary and necessary business expenses in the year of payment, and no part thereof would be either in settlement of an actual or potential liability for a fine or penalty (civil or criminal) or the cost of a tangible or intangible asset. The proposed Resolution would provide for the pass-through to consumers of the annual Industry Payments in order to promote the maximum reduction in underage use.

    Effects on Litigation

       If enacted, the federal legislation provided for in the proposed
          Resolution would settle present attorney general health care cost recovery actions (or similar actions brought by or on behalf of any governmental entity other than the federal government), parens patriae and smoking and health class actions and all "addiction"/dependence claims, and would bar similar actions from being maintained in the future. However, the proposed Resolution provides that no stay applications will be made in pending governmental actions without the mutual consent of the parties. In recent months, PM Inc. and other companies in the domestic tobacco industry agreed to settle three health care cost recovery actions in Mississippi, Florida and Texas, and a smoking and health class action brought on behalf of flight attendants alleging injury caused by exposure to ETS aboard aircraft. The Company may enter into discussions to postpone or settle other actions, pending the enactment of the legislation contemplated by the proposed Resolution. No assurance can be given whether a postponement or settlement will be achieved or, if achieved, as to the terms thereof. The proposed Resolution would not affect any smoking and health class action or any health care cost recovery action that is reduced to final judgment before implementing federal legislation is effective.

       Under the proposed Resolution, the rights of individuals to sue the tobacco industry would be preserved, as would existing legal doctrine regarding the types of tort claims that can be brought under applicable statutory and case law except as expressly changed by implementing federal legislation. Claims, however, could not be maintained on a class or other aggregated basis and could be maintained only against tobacco manufacturing companies (and not their retailers, distributors or affiliated companies). In addition, all punitive damage claims based on past conduct would be resolved as part of the proposed Resolution, and future claimants could seek punitive damages only with respect to claims predicated upon conduct taking place after the effective date of

                                   Continued

                                -------------

          implementing federal legislation. Finally, except with respect to actions pending as of June 9, 1997, third-party payor (and similar) claims could be maintained only if based on subrogation of individual claims. Under subrogation principles, a payor of medical costs can seek recovery from a third party only by "standing in the shoes" of the injured party and being subject to all defenses available against the injured party.

       The proposed Resolution contemplates that participating tobacco manufacturers would enter into a joint sharing agreement for civil liabilities relating to past conduct. Judgments and settlements arising from tort actions would be paid as follows. The proposed Resolution would set an annual aggregate cap of up to 33% of the annual base Industry Payment (including any reductions for volume declines). Any judgments or settlements exceeding the cap in a particular year would roll over into the next year. While judgments and settlements would run against the defendant, they would give rise to an 80-cents-on-the-dollar credit against the annual Industry Payment. Finally, any individual judgments in excess of $1 million would be paid at the rate of $1 million per year unless every other judgment and settlement could first be satisfied within the annual aggregate cap. In all circumstances, however, the companies would remain fully responsible for costs of defense and certain costs associated with the fees of attorneys representing certain plaintiffs in the litigation that would be settled by the proposed Resolution.

    Financial Effects

       The Company anticipates that PM Inc.'s share of the industry's $10 billion initial payment, which it currently estimates would be approximately $6.6 billion (adjusted downward for initial payments made to Mississippi, Florida and Texas pursuant to settlements of health care cost recovery actions), would be charged to expense in the period in which federal legislation implementing the terms of the proposed Resolution is enacted. In addition, the Company currently anticipates that implementation of the proposed Resolution would require a significant charge to expense in the period of enactment to comply with the proposed Resolution's regulations on advertising, marketing and production. The initial payment would be funded from a combination of available cash, commercial paper issuances, bank borrowings and long-term debt issuances in global markets. The initial payment would have a material adverse effect on the Company's operating income and cash flows in the quarter and year in which the proposed Resolution is enacted and on its financial position. The initial payment would result in higher debt and higher interest expense, the amounts of which would depend upon the final form of the proposed Resolution, borrowing requirements and interest rates.

                                   Continued

                                -------------

       The Company anticipates that PM Inc.'s share of future annual Industry
          Payments related to cigarette sales would be charged to expense as the related sales occur, and would be funded through price increases. The Company anticipates that annual surcharges, if any, imposed by the FDA for failure to meet required reduction levels in underage smoking, beginning in the fifth year after the proposed Resolution is implemented, would be charged to expense in the year of assessment or in the year prior thereto if it is then probable that such assessment will be made.

       The Company believes that implementation of the proposed Resolution would materially adversely affect the volume, operating revenues, cash flows and/or operating income of the Company in future years. The degree of the adverse impact would depend, among other things, on the rates of decline in United States cigarette sales in the premium and discount segments, PM Inc.'s share of the domestic premium and discount cigarette segments, interest rates and the timing of principal payments on debt incurred to finance the initial payment due under the proposed Resolution, and the effect of the proposed Resolution on cigarette consumption and the regulatory and litigation environment outside the United States.

                                   Continued

                                -------------

    Note 16. Additional Information:

                                                   1997      1996      1995
                                                  -------   -------   -------
                                                         (in millions)
Years ended December 31:

Depreciation expense                              $ 1,045   $ 1,038   $ 1,024
                                                  =======   =======   =======

Research and development expense                  $   533   $   515   $   481
                                                  =======   =======   =======

Advertising expense                               $ 3,451   $ 3,633   $ 3,724
                                                  =======   =======   =======

Interest and other debt expense, net:
   Interest expense                               $ 1,180   $ 1,183   $ 1,259
   Interest income                                   (133)      (97)      (80)
                                                  -------   -------   -------

                                                  $ 1,047   $ 1,086   $ 1,179
                                                  =======   =======   =======
Interest expense of financial services
   and real estate operations included
   in cost of sales                               $    67   $    80   $    84
                                                  =======   =======   =======

Rent expense                                      $   443   $   430   $   390
                                                  =======   =======   =======

    Note 17. Financial Services and Real Estate Operations:

       Philip Morris Capital Corporation ("PMCC") is a wholly-owned subsidiary of the Company. PMCC invests in leveraged and direct finance leases, other tax-oriented financing transactions and third party financial instruments. During 1997, PMCC sold its wholly-owned subsidiary, Mission Viejo Company, which was engaged in land planning, development and sales activities in California and Colorado.

       Pursuant to a support agreement, the Company has agreed to retain ownership of 100% of the voting stock of PMCC and make periodic payments to PMCC to the extent necessary to ensure that earnings available for fixed charges equal at least 1.25 times its fixed charges. No payments were required in 1997, 1996 or 1995.

                                   Continued

                                -------------

   Condensed balance sheet data at December 31, follows:

                                                               1997        1996
                                                              ------      ------
                                                                 (in millions)
Assets
   Finance leases                                             $8,561      $7,554
   Other investments                                             214         474
                                                              ------      ------

                                                               8,775       8,028
   Less unearned income and allowances                         3,063       2,682
                                                              ------      ------

   Finance assets, net                                         5,712       5,346

   Other assets                                                  175         572
                                                              ------      ------

Total assets                                                  $5,887      $5,918
                                                              ======      ======

Liabilities and stockholder's equity
   Intercompany payables                                      $  550      $    5
   Short-term borrowings                                                     173
   Long-term debt                                                845       1,134
   Deferred income taxes                                       3,877       3,636
   Other liabilities                                             110         140
   Stockholder's equity                                          505         830
                                                              ------      ------

Total liabilities and stockholder's equity                    $5,887      $5,918
                                                              ======      ======

       The amounts shown above include receivables and payables with the Company and its other subsidiaries. These amounts were eliminated in the Company's consolidated balance sheets.

       Finance leases consist of a portfolio of investments in transportation, manufacturing facilities, power generation and real estate. Rentals receivable for finance leases represent unpaid rentals, less principal and interest on third-party nonrecourse debt, if any.

       PMCC's investment securities, included in other investments, are classified as available for sale and are recorded at fair value, with unrealized gains and losses included as a component of stockholder's equity, net of related deferred income taxes. The total estimated fair value of other investments, which principally includes commercial receivables at December 31, 1997 and 1996, approximated their carrying values. Fair values were estimated by discounting projected cash flows using the current rates for similar loans to borrowers with similar credit ratings and maturities.

                                   Continued

                                -------------

    Condensed income statement data follow for the years ended December 31,

                                                      1997       1996       1995
                                                      ----       ----       ----
                                                            (in millions)
Revenues:
   Financial services                                 $241       $222       $197
   Real estate                                          99        157        184
                                                      ----       ----       ----

Total revenues                                         340        379        381

Expenses:
   Financial services                                  104        107        107
   Real estate                                          66         98        129
                                                      ----       ----       ----

Total expenses                                         170        205        236

Gain on disposal of real estate
   subsidiary                                          103

Equity in earnings of limited
   partnership investments                              17         15         15
                                                      ----       ----       ----

Earnings before income taxes                           290        189        160

Provision for income taxes                             132         66         55
                                                      ----       ----       ----

Net earnings                                          $158       $123       $105
                                                      ====       ====       ====

    Note 18. Financial Instruments:

       Derivative financial instruments

       The Company operates internationally, with manufacturing and sales facilities in various locations around the world. Derivative financial instruments are used by the Company for purposes other than trading, principally to reduce exposures to market risks resulting from fluctuations in interest rates and foreign exchange rates by creating offsetting exposures. The Company is not a party to leveraged derivatives.

       The Company has foreign currency and related interest rate swap agreements which were executed to reduce the Company's borrowing costs and serve as hedges of the Company's net assets in foreign subsidiaries, principally those denominated in Swiss francs. At December 31, 1997 and 1996, the notional principal amounts of these agreements were $1.4 billion and $2.2 billion, respectively. Aggregate maturities at December 31, 1997 were as follows (in millions):
          1998-$166; 1999-$350; 2000-$215; 2002-$171; and 2003 and
          thereafter-$492. The notional amount is the amount used for the calculation of interest payments which are exchanged over the life of the swap transaction and is equal to the amount of foreign currency or dollar principal exchanged at maturity.

       Forward exchange contracts and foreign currency options are used by the Company to reduce the effect of fluctuating foreign currencies on short-term foreign currency denominated intercompany and third party transactions. At December 31, 1997, the Company had forward exchange and option contracts, all maturing within one year, with U.S. dollar equivalent values of $1.4 billion and $1.1 billion, respectively. At December 31, 1996, the Company had foreign exchange contracts, all maturing within one year, with U.S. dollar equivalent values of $1.7 billion.

                                   Continued

                                -------------

        Credit exposure and credit risk

       The Company is exposed to credit loss in the event of nonperformance by counterparties to the swap agreements. However, such exposure was not material at December 31, 1997, and the Company does not anticipate nonperformance. Further, the Company does not have a significant credit exposure to an individual counterparty.

       Fair value

       The aggregate fair value, based on market quotes, of the Company's total debt at December 31, 1997 was $14.7 billion as compared to its carrying value of $14.1 billion. The aggregate fair value of the Company's total debt at December 31, 1996 was $15.7 billion as compared to its carrying value of $15.2 billion. The estimated fair value of financial services' other investments and receivables approximated their carrying values at December 31, 1997 and 1996.

       The carrying values of the foreign currency and related interest rate swap agreements, the forward currency contracts and the currency option contracts, which did not differ materially from their fair values, were not material.

       See Notes 6, 7 and 17 for additional disclosures of fair value for short-term borrowings, long-term debt and financial instruments within the financial services and real estate operations, respectively.

Note 19. Quarterly Financial Data (Unaudited):

                                              1997 Quarters
                            -------------------------------------------------
                              1st           2nd           3rd           4th
                            -------       -------       -------       -------
                                  (in millions, except per share data)
Operating revenues          $18,217       $18,413       $18,092       $17,333
                            =======       =======       =======       =======

Gross profit                $ 7,376       $ 7,600       $ 7,420       $ 7,029
                            =======       =======       =======       =======

Net earnings                $ 1,773       $ 1,836       $ 1,406       $ 1,295
                            =======       =======       =======       =======

Per share data:

Basic EPS                   $  0.73       $  0.76       $  0.58       $  0.54
                            =======       =======       =======       =======

Diluted EPS                 $  0.72       $  0.75       $  0.58       $  0.53
                            =======       =======       =======       =======

Dividends declared          $  0.40       $  0.40       $  0.40       $  0.40
                            =======       =======       =======       =======

Market price - high         $46-37/64     $48-1/8       $46- 9/16     $45- 7/8
             - low          $36           $37-1/4       $39-15/16     $36-15/16

       During the fourth quarter of 1997, the Company sold several international food businesses, including its Brazilian ice cream businesses, for total proceeds of $1.1 billion and net pretax gains of $775 million. In addition, the Company sold its equity interest in a Canadian beer operation and sold a minority interest in a beer import operation for proceeds of $306 million and a pretax gain of $12 million.

                                   Continued

            NOTES to CONSOLIDATED FINANCIAL STATEMENTS, Concluded

                                -------------

       During the fourth quarter of 1997, the Company recorded a charge of $342 million related primarily to the downsizing or closure of manufacturing and other facilities, as well as the discontinuance of certain low-margin product lines of its international food operations. The Company also recorded a charge of $288 million for incremental postemployment benefits, primarily related to severance.

       During the third and fourth quarters of 1997, the Company recorded litigation settlement charges of $812 million and $645 million, respectively.

                                              1996 Quarters
                            -------------------------------------------------

                              1st           2nd           3rd           4th
                            -------       -------       -------       -------
                                  (in millions, except per share data)

   Operating revenues       $17,491       $17,509       $17,414       $16,790
                            =======       =======       =======       =======

   Gross profit             $ 6,989       $ 7,100       $ 7,092       $ 6,812
                            =======       =======       =======       =======

   Net earnings             $ 1,565       $ 1,621       $ 1,646       $ 1,471
                            =======       =======       =======       =======

   Per share data:

   Basic EPS                $  0.63       $  0.66       $  0.67       $  0.61
                            =======       =======       =======       =======

   Diluted EPS              $  0.62       $  0.65       $  0.67       $  0.60
                            =======       =======       =======       =======

   Dividends declared       $  0.33 1/3   $  0.33 1/3   $  0.40       $  0.40
                            =======       =======       =======       =======

   Market price - high      $34- 7/8      $35- 3/4      $35-53/64     $39-43/64
                - low       $28-35/64     $28-35/64     $28-35/64     $29-59/64

   During 1996, the Company sold several domestic and international food businesses at net pretax gains of $320 million, most of which were reflected in fourth quarter earnings.

   During 1996, the Company initiated cost saving programs that included the downsizing and closure of certain food manufacturing facilities, with related workforce reductions, which resulted in a charge to pretax earnings of $320 million.

                                   Concluded